Exhibit 10.4
LEASE

THIS LEASE AGREEMENT, dated 9-27-00 by and between Koger Equity, Inc., a corporation organized and existing under the laws of the State of Florida (“Landlord”), with its principal offices at 8880 Freedom Crossing Trail, Jacksonville, FL 32256, (Federal I.D. 59-2898045) and HireCheck, Inc., a corporation organized and existing under the laws of the State of Florida (“Tenant”), with its principal office, at 805 Executive Center Drive W., Suite 300, St. Petersburg, FL 33702, (Federal I.D. 59-2899422).

1. LEASE PROVISIONS		E. NOTICES
		Tenant	HireCheck, Inc. 805 Executive Center Drive W. Suite 300 St. Petersburg, FL 33702
A. DESCRIPTION OF PREMISES
Suite Numbers(s)	300
Building Name	PASCO (18)
Address	805 EXECUTIVE CENTER DRIVE W.
County	Pinellas	Copy to	The First American Corporation 1 First American Way Attn: Nat’l Facilities Group Santa Ana, CA 92707
City	St. Petersburg
State/Zip	FL 33702
Center	ST PETERSBURG CENTER (05)

B. LEASED AREA
Agreed to be approximately 30,226 rentable square feet (includes Tenants share of common area)		Landlord	Koger Equity, Inc. 877 Executive Center Drive, W. Suite 100 St. Petersburg, FL 33702
.
C. LEASE TERMS
Lease Term(Months)	86
Commencement Date	01 January 2001	Copy to	Koger Equity, Inc.
Expiration Date	29 February 2008		8880 Freedom Crossing Trail
Monthly Base Rent	$53,348.88		Jacksonville, FL 32256
Sales or Use Tax	$3,734.42
Monthly Total	$57,083.30
Security Deposit	$0.00 Waived	F. MANAGER
HVAC Access Fee Per Hour/Unit	$7.00	N/A

D. PAYMENTS
Payee	Koger Equity, Inc.
Address	P.O. Box D860504
City/State/Zip	Orlando, FL 32886-0504	G. GUARANTOR(S)
Tenant Account #	051113 (note on remittance)	The First American Corporation

The provisions contained in Sections 2 through 28 are incorporated into and become a part of this Lease by reference. Tenant and Landlord have executed or caused to be executed this Lease on the dates shown below the signatures, effective as of the date first set forth above.

Tenant: HireCheck, Inc.	Landord: Koger Equity, Inc.

By /s/ John W. Long (SEAL)	By /s/ Drew Cunningham (SEAL)

(Print Name) John W. Long	(Print Name) Drew Cunningham

Title President	Title Senior Vice President

Attest	Attest

(Print Name)	(Print Name)
Title	Title
(Corporate Seal)	(Corporate Seal)

Date September 25, 2000	Date
Signed and sealed in the presence of:	Signed and sealed in the presence of:

(1) /s/ L. Smith	(1) /s/ Vicki Cervasio
(Print Name) L. Smith	(Print Name) Vicki P. Cervasio
(2) /s/ Judith C. Healey	(2) /s/ Patricia Williams
(Print Name) Judith C. Healey	(Print Name) Patricia Williams
As to Tenant	As to Landlord

2.    LEASE OF PREMISES:  Landlord leases to Tenant and Tenant takes from Landlord the premises (“Premises”) shown on Exhibit “A”, to be used exclusively by Tenant, in the building (“Building”) on the property (“Property”) located at the address stated in Section 1A under the terms and conditions contained in this Lease.

3.    TERM AND POSSESSION:  The term of this Lease (“Term”) shall commence on the date (“Commencement Date”) and expire on the date (“Expiration Date”) all as stated in Section 1C unless modified under other provisions in this Lease.

Landlord agrees to have the Premises substantially completed and ready for possession on or before Commencement Date, subject to causes or events beyond the control of Landlord (“Unforeseen Causes”). Should there be a delay, Tenant agrees to accept possession of the Premises within 10 days after the receipt of written notice by Landlord of substantial completion and the Commencement Date then shall be the first day of the calendar month immediately following the occupancy date, and the Expiration Date shall be changed to maintain the Term in Section 1C, and these changes shall be reflected in a Lease Amendment.

4.    USE:  Tenant shall use the Premises for general office purposes only and shall not use or permit the use or occupancy of the Premises in any manner which: (a) is unlawful; (b) may be dangerous; (c) may invalidate any insurance policy held by Landlord affecting the Building; (d) may create a nuisance, disturb other Tenants of the Building or the occupants of neighboring Property or injure the reputation of the Building; or (e) violates the “Rules and Regulations,” which are subject to change, of the Building, a copy of which is available in Landlord’s office, or any restriction, covenant or encumbrance of record affecting the Property. Tenant shall be responsible for any costs incurred by Landlord by reason of Tenant’s and/or Tenant’s agents’, employees’ or invitees’ misuse and/or damage of the Premises or common areas. Tenant shall pay Landlord such costs as Additional Rent.

5.    RENT AND SALES/USE TAX:  Monthly Rent is due in advance on the first day of each month and will be delinquent on the 6th day of the month. “Monthly Rent” shall mean: (a) the initial monthly base rent stated in Section 1C for the first twelve months following the Commencement Date of the Term of this Lease (“Base Year”) and (b) the adjusted Monthly Rent, as adjusted under this Lease. Monthly Rent and any Additional Rent (“Additional Rent”) (collectively called “Rent”) plus any sales or use taxes shall be paid without notice or demand and without any deduction. Tenant agrees to pay to Landlord all Rent and other sums under this Lease at the address specified in Section 1D, or at any other place designated in writing by Landlord. Rent for any partial lease month shall be prorated. Tenant’s obligation to pay Rent to Landlord shall be independent of every other covenant or obligation under this Lease. All delinquent Rent or other sums due shall bear interest at the maximum rate permitted by applicable law or 18% per annum, whichever is less, from the date due until paid plus, Tenant shall pay a late payment service charge, equal to 10% of the total delinquent amount or $100.00, whichever is greater, for each month for which payment of Rent or other sums due are not received by Landlord when due. Tenant shall pay a charge equal to $50.00 per returned check or the amount to which Landlord is entitled under state law, whichever is greater. No late fees and charges shall exceed the amounts permitted by applicable state law.

Unless Tenant has tax exempt status, in addition to the Rent and other sums due to Landlord under this Lease, Tenant shall pay to Landlord any sales, use, or other tax, excluding Federal or State income taxes, now or hereafter imposed upon rents and other sums due to Landlord under this Lease.

6.    RENT ADJUSTMENT:  Monthly Rent for each (successive twelve-month period (“Lease Year”) subsequent to the Base Year shall be increased by 3% of the Monthly Rent for the previous Lease Year. Landlord shall endeavor to notify Tenant of the amount of the adjusted Monthly Rent, in writing, prior to the effective date of such adjustment. Tenant agrees to pay the adjusted Monthly Rent, regardless, of whether or when Landlord provides such notice.

The “Operating Expense Stop” is an amount equal to the actual Operating Expenses (as defined herein) for Calendar Year 2001 (the “Operating Expense Base Calendar Year”).

The following terms shall have the following meanings: “Escalation Year” shall mean each calendar year falling, in whole or in part, within the term of this Lease, commencing with the calendar year in which the Commencement Date occurs; “Tenant’s Share” shall mean that number, stated as percentage, determined by dividing the number of rentable square feet in the Premises by the number of rentable square feet in the Building (which shall be 34.94%, and in the event of any change in the area of the Premises, Tenant’s Share shall be adjusted to reflect such change on a prorated, daily basis); “Operating Expenses” shall mean the expenses paid or incurred by Landlord for the operation and maintenance of the Building, including, but not limited to, janitorial expenses, ad valorem real estate taxes (and the costs of reasonable legal and consulting fees incurred in actually reducing the aforesaid taxes), electric and gas expenses, water and sewer expenses, grounds maintenance expense, general maintenance expense, mechanical maintenance expense, security services expense, miscellaneous expenses, property insurance expense, management cost, and the reasonable amortization of capital improvements which will improve the efficiency of operating, managing or maintaining the Building or which will reduce Landlord’s operating expenses or the rate of increase thereof; “Estimated Operating Expenses” shall mean an amount equal to the product of multiplying the Operating Expense Stop set forth above by the number of rentable square feet in the Building; “Operating Statement” shall mean a statement certified by an official of Landlord as being correct and complete setting forth the Operating Expenses for such Escalation Year and a computation of any Additional Rent for such Escalation Year, and “Additional Rent” shall mean, for each Escalation Year, Tenant’s Share of the increase, if any, in the Operating Expenses for such calendar year over the Operating Expense Stop. Operating Expense Exclusions are defined in the attached Exhibit “B”.

For each Escalation Year, Tenant shall pay the Additional Rent to Landlord without demand, deduction or set-off in 12 equal monthly installments during each Escalation Year based upon a reasonable estimate by Landlord of the Additional Rent for such Escalation Year, each such installment being due with installments of Base Rent.

If the Additional Rent paid by Tenant for any given Escalation Year, based upon Landlord’s estimate, differs from the actual amount of the Additional Rent for such Escalation Year, the difference shall be payable by Landlord or Tenant, as the case may be, in a lump sum on the first day of the second month following the month in which Landlord renders its Operating Statement to Tenant with respect to such Escalation Year. In the event the actual Operating Expenses for the Building in any given Escalation Year exceeds Landlord’s estimated Additional Rent and paid by Tenant, Landlord agrees to “cap” all controllable Operating Expenses at five percent (5%) with the exclusion of “noncontrollable” Operating Expenses defined as ‘taxes, insurance and utilities. Notwithstanding the foregoing, Landlord’s obligation to refund Tenant’s payment in excess of the estimated Additional Rent shall be conditional upon Tenant having first paid all of its monthly installments of estimated Additional Rent. In no event shall Landlord be required to pay to Tenant in any Escalation Year an amount in excess of the estimated Additional Rent actually paid by Tenant.

Upon request by Tenant, and at Tenant’s cost and expense, Landlord shall furnish Tenant such information as may be necessary for Tenant to verify Operating Expenses and shall cooperate with Tenant in verifying the Operating Statement. The Operating Statement shall be rendered by Landlord to Tenant within one month after calculation of such Operating Expenses by Landlord. Tenant shall have 120 days after receipt of any Operating Statements to dispute the correctness or completeness thereof, after which time the Operating Statement shall be deemed to be complete and correct and conclusive and binding on Landlord and Tenant. Tenant shall not be entitled to withhold Additional Rent for any reason but payment of any Additional Rent shall not preclude Tenant from thereafter disputing the correctness or completeness of any Operating Statement. In the event Tenant shall dispute any Operating Statement and Landlord and Tenant cannot resolve the dispute within four months after Landlord renders the Operating Statement, then the Landlord and Tenant shall have remedies available under this Lease and all remedies under law and equity.

Any dispute between the parties with respect to Operating Expenses shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association as amended and in effect on the date notice is given of the intention to arbitrate. The determination of the arbitrators shall be final, binding and conclusive on all the parties, and judgment may be rendered thereon by any court having jurisdiction, upon application of either Landlord or Tenant.

If the Building is not fully occupied during any given Escalation Year, the Operating Expenses and the Operating Expense Stop shall be equitably adjusted so that such of those expenses as constitute variable rather than fixed costs (as determined in accordance with sound accounting practices and principles) shall be adjusted to reflect vacancies in the Building by projecting such variable costs as though the Building were 100% occupied throughout such Operating Year; provided, however, that in no event shall Landlord, by reason of any such adjustment, be entitled to receive more than 100% of the actual Operating Expenses.

All amounts, other than the Base Rent, which Tenant is required to pay pursuant to this Lease, including the Additional Rent, shall constitute additional rent under this Lease, and if Tenant shall fail to pay any such amounts, Landlord shall have all the rights, powers and remedies with respect thereto as are provided herein or by law in the case of nonpayment of rent.

7.    ORDINANCES AND REGULATIONS:  Tenant shall comply promptly, at tenant’s sole cost and expense, with all current and future laws, codes, ordinances, rules, and regulations of any municipal, county, state, federal or other governmental authority, applicable to Tenant’s use or occupancy of the Premises. Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the “Rules and Regulations” of the Building.

Landlord has no knowledge that any hazardous substances defined in “Rules and Regulations” or petroleum products, other than small quantities of typical cleaning and office equipment supplies, are located on or within the Premises or common areas within the building in which the Premises are located. To Landlord’s knowledge, there are no hazardous substances or petroleum products disposed of on or in the property which, if present, would materially or adversely affect Tenant’s use or enjoyment of the Premises, common areas of the building, or common parking areas serving the building. To Landlord’s knowledge, there is no existing environmental condition caused by hazardous substances affecting the Premises, common areas, or parking areas which would adversely or materially affect Tenant’s use and enjoyment of the Premises. Landlord and Tenant agree each will use and dispose of all hazardous materials and petroleum products in compliance with applicable laws, and each agrees to indemnify and hold the other harmless from any actual loss suffered due to the other’s failure to properly dispose of hazardous materials and petroleum products.

8.    SIGNS:  Tenant shall place no signs or advertising matter on the exterior or interior of the Building or at any other location on the Property other than within the Premises without the prior written consent of Landlord (location, size, color, etc.) which consent shall not be unreasonably withheld, conditioned or delayed. Any approved sign exceptions shall be installed and maintained at Tenant’s sole expense including required electrical (if any) and required permits.

Initial placement of Building standard directional and identification signage shall be provided by Landlord and shall be limited to Tenant directory of the Building and individual Tenant entry suite identification signage and subsequent modifications shall be at Tenant’s expense.

9.    SERVICES:  Landlord shall provide, at Landlord’s expense and according to its customary standards, excluding national holidays, which shall be defined as New Years Day, the Friday prior to Easter (Good Friday), Memorial Day, Independence Day, Labor Day, Thanksgiving, the day after Thanksgiving (Thanksgiving Friday) and Christmas: (a) water from regular building fixtures; (b) electricity for normal business usage excluding any special uses such as computer rooms; (c) janitorial services five times per week; (d) non-exclusive parking proximate to the building. Landlord, at its expense in accordance with its customary standards, shall provide heating and cooling (HVAC) of the Premises Monday through Friday, 8:00 a.m. to 7:00 p.m. and Saturdays, 8:00 a.m. to 2:00 p.m., excluding national holidays. HVAC may be provided at other times, at the sole cost and expense of Tenant, paid as Additional Rent, according to the HVAC Access Fee Per Hour/Unit provided in Section 1C. Other Tenant requested services may be provided by Landlord at sole cost and expense of Tenant, paid as Additional Rent including maintenance or replacement of nonstandard items defined in the “Rules and Regulations” of the Building.

Landlord shall not be liable for damages for failure to furnish any service in a timely manner due to any causes described in Section 12 and 13, or as a result of Unforeseen Causes. Any failure or delay as a result of these reasons shall not be considered an eviction or disturbance of Tenant’s quiet enjoyment, use or possession of the Premises.

10.    ALTERATIONS:  Tenant accepts the Premises as being in good repair and condition, and Tenant shall maintain the Premises in good repair and condition, reasonable use, wear and tear excepted. Tenant shall not make any alterations, additions or improvements to the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and shall permit no lien or claim for lien of a mechanic, laborer, or supplier or any other lien to be filed against the Property arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant.

The interest of Landlord in the Property shall not be subject to liens for improvements made by Tenant or by persons claiming by, through or under it, and Tenant agrees it shall notify any person making any improvements on its behalf of this provision. Upon request of Landlord, Tenant will execute a short form of this Lease which may be recorded which states that the terms of this Lease expressly prohibit any liability to Landlord or its property for any improvements made by, through or under Tenant.

11.    RIGHT OF ENTRY:  Landlord and its agents shall have the right, at all reasonable times during the Term of this Lease, to enter and inspect the Premises and to make repairs and alterations Landlord deems necessary, with reasonable notice which may be telephonic, except in cases of emergency or at request of Tenant. It is understood however, that any party entering the Tenant’s Premises past the reception area must be accompanied at all times by a CIC, Inc. employee. In such cases of emergency or request, no notice shall be required.

Landlord has the right to show the Premises to prospective tenants during the last 90 days of the lease term or at any, time after a lease cancellation notice is received by providing proper notice to designated individuals who will accompany Landlord and prospective Tenant within Premises at all times. Landlord shall have the right at all times to alter, renovate, and repair portions of the Building which do not include the Premises, notwithstanding any temporary inconvenience or disturbance to Tenant.

12.    DESTRUCTION OF PREMISES:  If a fire or other casualty (collectively, “Casualty”) which damages the Premises or the Building occurs and materially affects the use of the Premises, Landlord shall determine whether the Premises are rendered substantially untenantable and make an initial estimate of the time needed to complete necessary repairs to the Building and Premises. Within 10 business days after the Casualty, Landlord shall notify Tenant in writing of Landlord’s determinations (“Landlord’s Notice”) as follows:

A.    If Landlord’s Notice states that the Premises are rendered substantially untenantable by the Casualty and Landlord’s initial estimate of the time needed for repair exceeds 120 days, Landlord or Tenant may, by written notice, terminate this Lease as of the date of the Casualty. If Landlord’s Notice states that the Premises are rendered substantially untenantable by the Casualty but Landlord’s initial estimate of the time needed for repair is 120 days or less, Landlord will proceed with the restoration of the Premises and Building as set forth in 12D below. Landlord will use reasonable efforts to make other office space owned by Landlord available to Tenant for the operation of Tenant’s business or to make other alternate arrangements which are suitable to Tenant during the time the Premises are being restored. If the work is not completed within 120 days or alternate arrangements are not provided, Tenant may terminate this Lease as of the date of the Casualty by providing written notice to Landlord, given no later than 120 days after the date of the Casualty.

B.    If Landlord’s notice states that the Premises are still substantially tenantable after the Casualty, then neither Landlord nor Tenant shall have the right to terminate this Lease.

C.    Either party may terminate this lease if the Casualty occurs within the last 6 months of the Lease and Landlord’s estimate of the time needed to repair the damage caused by the Casualty exceeds more than 20% of the remaining term of the Lease.

D.    Written notice of Landlord’s or Tenant’s election to terminate the Lease pursuant to A and C above will be given by the 15th business day after the date of the Casualty. Unless the Lease is terminated, Landlord will repair the Premises and Building (other than leasehold improvements installed by Tenant and personal property) to substantially the same condition as existed immediately prior to the Casualty. Tenant shall relocate, at Tenant’s expense, all personal property from the Premises prior to and during the repairs.

E.    If the Premises are damaged by Casualty and the Lease is not terminated, the Rent shall abate for that part of the Premises which is rendered untenantable and not occupied by Tenant on a per-diem and proportionate area basis from the date of the Casualty until the date on which Landlord has substantially completed the required work. If Landlord makes other space available to Tenant, Rent for the substitute premises shall be payable as mutually agreed by both parties.

13.    CONDEMNATION:  If all or part of the Building is taken or condemned by any authority for any public use or purpose (including a deed given in lieu of condemnation), which renders the Premises substantially untenantable, this Lease shall terminate as of the date title vests in such authority, and the Rent shall be apportioned as of such date.

If any part of the Building is taken or condemned but the Premises are still substantially tenantable (including a deed given in lieu of condemnation), this Lease shall not terminate. If the taking reduces the leased area in the Premises, Rent shall be equitably reduced for the period of such taking by an amount which bears the same ratio to the Rent then in effect as the leased area so taken or condemned bears to the Leased Area set forth in Section 1B. Landlord, upon receipt and to the extent of the award in condemnation or proceeds of sale, shall make necessary repairs and restorations (exclusive of leasehold improvements and personal property installed by Tenant) to restore the Premises remaining to as near their former condition as circumstances will permit, and to the Building and the Property to the extent necessary to constitute the portion not so taken or condemned as complete.

Landlord shall be entitled to receive the entire price or award from any lease, taking or condemnation without any payment to Tenant. Tenant shall have the right separately to pursue against the condemning authority an award in respect to the loss, if any, to leasehold improvements paid by Tenant without any credit or allowance for Landlord and for any loss for injury, damage, or destruction of Tenant’s business resulting from such taking. Under no circumstances shall Tenant seek or be entitled to any compensation for the value of its leasehold estate which Tenant hereby assigns to Landlord.

14.    ASSIGNMENT AND SUBLEASE:  Tenant may, with Landlord’s prior written consent, which will not be unreasonably withheld, conditioned or delayed, sublease the Premises, or assign or transfer or permit the transfer of this Lease or the interest of Tenant in the Lease, in whole or in part. If Tenant desires to assign this Lease or to enter into any sublease of the Premises, Tenant shall deliver written notice of such intent to Landlord together with a copy of the proposed assignment or sublease at least 30 days prior to the effective date of the proposed assignment or commencement date of the term of the proposed sublease. Any approved sublease shall be expressly subject to the terms and conditions of this Lease. In the event of any approved sublease or assignment, Tenant shall not be released or discharged from any liability, whether past, present, or future, under this Lease, including any renewal term of this Lease, and if the sublease or assignment provides for rent in excess of the Rent payable to Landlord under the terms of this Lease, 50% of the difference between the Rent payable by the assignee or subtenant and the Rent payable to Landlord under the terms of this Lease shall be paid to Landlord in consideration of its consent to the assignment or sublease. An assignment shall be considered to include a change in the majority ownership or control of Tenant if Tenant is a corporation whose shares of stock are not traded publicly, or, if Tenant is a partnership, a change in the general partner of the partnership or a change in the persons holding more than 50% interest in the partnership, or a change in majority ownership or control of any general partner of the partnership. Tenant shall not mortgage, pledge or hypothecate its leasehold interest without Landlord’s prior written consent, which may be withheld at Landlord’s sole discretion.

15.    SUBORDINATION, ATTORNMENT, AND ESTOPPEL:  This Lease and the rights of Tenant are expressly subject and subordinate to the lien and provisions of any mortgage, deed of trust, deed to secure debt, ground lease, assignment of leases, or other security instrument or operating agreement (collectively a “Security Instrument”) now or hereafter encumbering the Premises, Building, Property, or any part thereof, and all amendments, renewals, modifications and extensions of and to any such Security Instrument and to all advances made or hereafter to be made upon such Security Instrument. Tenant shall, within 7 days after receipt of written notice by Landlord, execute and deliver such further instruments, in such form as may be required by Landlord or any holder of a proposed or existing Security Instrument, subordinating this Lease to the lien of any such Security Instrument as may be requested in writing by Landlord or holder from time to time.

In the event of the foreclosure of any such Security Instrument by voluntary agreement or otherwise, or the commencement of any judicial action seeking such foreclosure, Tenant, at the request of the then Landlord, shall attorn to such mortgagee or purchaser in foreclosure. Tenant agrees to execute and deliver at any time upon request of such mortgagee, purchaser, or their successors, any instrument to further evidence such attornment.

Tenant shall, within 7 days of receipt of written notice by Landlord, deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect, or, if there have been modifications, that this Lease, as modified, is in full force and effect; providing a true, correct and complete copy of the Lease and any and all modifications of the Lease; the amount of each item of the Rent then payable under this Lease and the date to which the Rent has been paid; that Landlord is not in default under this Lease or, if in default, a detailed description of such default; that Tenant is or is not in possession of the Premises, as the case may be; and containing such other information and agreements as may be reasonably requested.

If requested, Landlord will use commercially reasonable efforts to obtain a Subordination and Non-Disturbance and Attornment Agreement (“SNDA”) Agreement from the Lender(s) (the Security Holders) or mortgage-holder of the Building. All costs relating to the securing of this agreement shall be a direct cost paid for by Tenant.

(a)    No Exercise or Mortgage Remedies Against Tenant.  So long as Tenant has not committed any default that has continued beyond applicable cure periods (an “Event of Default”), Mortgagee shall not name or join Tenant as a defendant in any exercise of Mortgagee’s Rights and remedies arising upon a default under the Mortgage unless applicable law requires Tenant to be made a part thereto as a condition to proceeding against Landlord or prosecuting such rights and remedies. In the latter case, Mortgagee may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in such action.

(b)    If any Event of Default has not occurred, then, when Successor Landlord takes title to Landlord’s Premises: (i) Successor Landlord shall not terminate or disturb Tenant’s possession of Tenant’s Premises under the Lease, except in accordance with the terms of the Lease and this Agreement; (ii) Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease for any prior default (except as provided in this Agreement); Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under the Lease as affected by this Agreement; and (iii) the Lease shall continue in full force and effect as a direct lease, in accordance with its terms (except as provided in this Agreement), between Successor Landlord and Tenant.

(c)    Further Documentation.  The provisions of this Article shall be effective and self-operative without any need for Successor Landlord or Tenant to execute any further documents. Tenant and Successor Landlord shall, however, confirm the provisions of this Article in writing upon requests by either of them.

16.    WAIVER AND INDEMNIFICATION:  Landlord agrees to indemnify and hold harmless Tenant, and its respective agents and employees, from and against any and all liabilities, claims, demands, costs and expenses of every kind and nature, arising from any injury or damage (including death) to any person or property sustained in or about the Building proximately caused by the gross negligence or willful act or omission of Landlord; provided, however, Landlord’s obligations under this section shall not apply to injury or damage resulting from the negligence or willful act or omission of Tenant, or its agents or employees.

Tenant agrees to indemnify and hold harmless Landlord and its agents and employees, from and against any and all liabilities, claims, demands, costs, and expenses of every kind and nature, including those arising from any injury or damage (including death) to any person or property sustained in the Premises, or resulting from the failure of Tenant to perform its obligations under this Lease; provided, however, Tenant’s obligations under this section shall not apply to injury or damage resulting from the negligence or willful act of Landlord or its agents or employees. To the full extent permitted by law, Tenant hereby releases and waives all claims against Landlord and its agents, employees, officers, directors, and independent contractors, for injury or damage to person, property or business sustained in or about the Property, Building, or Premises by Tenant, other than damage proximately caused by the gross negligence or willful act of Landlord or its agents or employees.

Tenant shall obtain and keep in force during the Term of this Lease, including any extension and renewal, comprehensive general liability insurance, including contractual liability coverage, insuring Tenant against any liability arising out of the use, occupancy or maintenance of the Premises, and all areas appurtenant thereto. Such policy shall provide minimum limits of one million dollars for damage to property or for death or injury to any one person in any one accident and shall name Landlord as an additional insured. Landlord shall not be responsible or liable to Tenant for any event, act or omission to the extent covered by insurance maintained or required to be maintained by Tenant with respect to the Premises and its use and occupancy thereof (whether or not such insurance is actually obtained or maintained). At the request of Landlord, Tenant shall from time to time cause its insurers to provide effective waivers of subrogation for the benefit of Landlord and its agents or employees and insurers, in a form reasonably satisfactory to Landlord.

17.    RELOCATION:  This section was intentionally left blank.

18.    DEFAULT:  Each of the following shall constitute an event of default by Tenant: (a) Tenant fails to pay any installment of Rent or Additional Rent before the same becomes delinquent; (b) Tenant fails to observe or perform its obligations under Section 4 and such violation continues for more than 24 hours after notice or Tenant fails to observe or perform any of the covenants, conditions or provisions of this Lease other than the payment of any installment of Rent or Additional Rent, and fails to cure such default within 15 days after written notice from Landlord; (c) Tenant fails a second time to observe or perform any of the covenants, conditions or provisions of this Lease other than the payment of any installment of Rent or Additional Rent after written notice of a prior failure; (d) a petition is filed by or against Tenant or Guarantor to declare Tenant or Guarantor, as the case may be, bankrupt or to seek relief for Tenant or Guarantor under any chapter of the Bankruptcy Code, as amended, or under any other law imposing a moratorium on, or granting debtor’s relief with respect to, the rights of creditors; (e) Tenant or any Guarantor becomes or is declared insolvent by law or Tenant or any Guarantor makes an assignment for the benefit of creditors; (f) a receiver is appointed for Tenant or Tenant’s property or for any Guarantor or any of Guarantor’s property; or (g) interest of Tenant in this Lease is levied upon under execution or other legal process.

Upon the occurrence of an event of default by Tenant, Landlord, at its option, without further notice or demand to Tenant, may in addition to all other rights and remedies provided herein, at law or in equity:

A.    Terminate this Lease and Tenant’s right of possession of the Premises, and recover all damages to which Landlord is entitled herein, at law and in equity, specifically including, without limitation, all Landlord’s expenses of reletting (including repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions).

B.    Terminate Tenant’s right of possession of the Premises without terminating this Lease, in which event Landlord may, but shall not be obligated to, relet the Premises, or any part thereof, for the account of Tenant, for rent, term and conditions acceptable to Landlord. For the purposes of any reletting of the Premises, Landlord is authorized to redecorate, repair, alter and improve the Premises to the extent necessary or desirable in Landlord’s judgement. For any period during which the Premises have not been relet, Tenant shall pay Landlord monthly on the first day of each month during the period that Tenant’s right of possession is terminated, a sum equal to the amount of Rent due under this Lease for such month. If and when the Premises are relet and a sufficient sum is not realized after payment of all Landlord’s expenses of reletting (including repairs, improvements, additions, decorations, legal fees and brokerage commissions) to satisfy the payment of Rent due for any month, Tenant shall pay to Landlord any deficiency monthly upon demand. Tenant agrees that Landlord may file suit to recover any sums due to Landlord and that suit or recovery of any amount due Landlord shall not be any defense to any subsequent action brought for any amount not previously reduced by judgement in favor of Landlord. If Landlord elects to terminate Tenant’s right to possession only without terminating this Lease, Landlord may, at its option, enter into the Premises, remove Tenant’s signs and other evidences of tenancy, and take possession provided that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant’s obligation to pay the Rent for the full Term or from any other obligation of Tenant.

C.    In the case of failure to observe or perform any of the covenants, conditions or provisions of the Lease other than the payment of any installment of Rent or Additional Rent, Landlord may perform the same for the account of and at the expense of Tenant (but shall not be obligated to do so) without notice in a case of emergency and in any other case after the cure period stated above. Bills for all amounts paid by Landlord and all losses, costs, and expenses incurred by landlord in connection with any such performance by Landlord pursuant to this clause, including, without limitation, all amounts paid and costs and expenses incurred by Landlord for any property, material, labor, or services provided, furnished, or rendered, or caused to be provided, furnished or rendered, by Landlord to Tenant (together with interest at the maximum rate permitted by applicable law or 18% per annum, whichever is less, from the date Landlord pays the amount or incurs the loss, cost, or expense until the date of full repayment by Tenant) may be sent by Landlord to Tenant monthly or immediately, at Landlord’s option, and shall be due and payable by Tenant to Landlord as Additional Rent within five days after the same is sent to Tenant by Landlord.

In the event of any legal action under this Section 18, the prevailing party shall be entitled to recover its costs and reasonable attorney’s fees, both at trial and on appeal.

19.    SURRENDER OF PREMISES:  Upon expiration, termination or default of this Lease, Tenant shall surrender and vacate the Premises immediately and deliver possession to Landlord in a clean, good, and tentable condition, except for (a) damage beyond the control of Tenant; (b) reasonable use; (c) ordinary wear and tear. Charges incurred by Landlord for removal of boxes and debris left in Premises which exceed normal janitorial costs shall be at the expense of Tenant. No personal property shall be removed from the Premises unless Tenant has fulfilled all Lease obligations. If there are no amounts owed by Tenant, any movable trade fixtures, personal property and all telephone, communication and data lines and cables owned, installed or caused to be installed by Tenant in the Premises or in the plenum of the Building shall be removed by Tenant. All items authorized to be removed but subsequently not removed shall, at Landlord’s option, be presumed to have been abandoned by Tenant, and title thereto shall pass to Landlord, or Landlord may, at its option, either store or dispose of these items at Tenant’s expense. If any improvements are made by Tenant, with or without Landlord’s approval, Tenant will, at its expense and upon request by Landlord, restore the Premises to their original condition.

20.    HOLDING OVER:  If Tenant, or any assignee or sublessee of Tenant, shall continue to occupy the Premises after the termination or expiration of this Lease without the prior written consent of Landlord, such tenancy shall be a Tenancy at sufferance. During the period of any holdover tenancy by Tenant, or any assignee or sublessee, Landlord, by notice to Tenant, may adjust the Rent by 125% or to an amount equal to the maximum allowed by law. Acceptance by Landlord of any Rent after termination shall not constitute a renewal of this Lease or a consent to such holdover occupancy, nor shall it waive Landlord’s right of re-entry or any other right contained in this Lease or provided by law.

21.    AUTOMATIC RENEWAL:  This section was intentionally left blank.

22.    SECURITY DEPOSIT:  As security for the performance of its obligations under this Lease, Tenant, upon its execution of this Lease, has provided, and obtain execution of, a Lease Guaranty by its parent company, The First American Corporation, attached to this lease and made a condition hereof. See Guaranty (Exhibit “F”).

23.    LIMITATION OF LANDLORD’S LIABILITY:  As used in this Lease, “Landlord” shall mean the entity herein named as such, and its successors and assigns. No person holding Landlord’s interest under this Lease (whether or not such person is named as “Landlord”) shall have any liability after such person ceases to hold such interest, except for any liability accruing while such person held such interest. No principal, officer, employee, or partner (general or limited) of Landlord shall have any personal liability under any provision of this Lease. If Landlord defaults in the performance of any of its obligations under this Lease or otherwise, Tenant shall look solely to Landlord’s interest in the Building and not to the other assets of Landlord or the assets, interest, or rights of any principal, officer, employee, or partner (general or limited) for satisfaction of Tenant’s remedies.

24.    ENCUMBRANCES ON LANDLORD’S TITLE:  Upon request of Landlord, Tenant will promptly release or modify, or cause to be released or modified at Tenant’s expense, any financing statement given by Tenant to a third party, any notice of commencement filed by Tenant with respect to work on the Premises, or any other recorded document filed by or on account of Tenant (“Document”), which, in Landlord’s sole opinion, adversely affects, clouds, or otherwise encumbers Landlord’s title to any part of the Building or Property, so that the Document shall not encumber any portion of the Building or Property other than Tenant’s leasehold interest in the Premises. Tenant’s obligations in this Lease shall survive termination of this Lease.

Whenever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease, such notice or demand shall be given or served in writing and sent to Landlord and Tenant at the addresses set forth in Paragraph 1C of the Summary. All such notices shall be sent by (i) certified or registered mail, return receipt requested, and shall be effective three (3) days after the date of mailing, if so sent; (ii) Federal Express or similar overnight courier and shall be effective one (1) day after delivery to Federal Express or similar overnight courier; or (ii) personal service and shall be effective on the same day as such service. Any such address may be changed from time to time by either party serving notices to the other as provided above under Paragraph 1C.

26.    SUCCESSOR AND ASSIGNS:  This Lease shall bind and inure to the benefit of the successors, assigns, heirs, executors, administrators, and legal representatives of the parties. In the event of the sale, assignment, or transfer by Landlord of its interest in the Building or in this Lease (other than a collateral assignment to secure a debt of Landlord prior to enforcement) to a successor in interest who expressly assumes the obligations of Landlord, Landlord shall be released and discharged from all of its covenants and obligations, except such obligations as Landlord shall have accrued prior to any such sale, consignment or transfer, and Tenant agrees to look solely to such successor of Landlord for performance of such obligations. Any securities or funds given by Tenant to Landlord to secure performance by Tenant of its obligations may be assigned by Landlord to such successor of Landlord and, upon acknowledgment by such successor of receipt of such security and its assumption of the obligation to account for such security in accordance with the terms of the Lease, Landlord (shall be discharged of any further obligation. Landlord’s assignment of, the Lease or of any or all of its rights shall in no manner affect Tenant’s obligations: Landlord shall have the right to freely sell, assign or otherwise transfer its interest in the Building and/or this Lease.

27.    MISCELLANEOUS:  The words “Landlord and “Tenant” as used herein shall include the plural, as well as the singular. Words used in any gender include other genders. The paragraph headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

When the consent of either Landlord or Tenant is required before the other party acts, both will make reasonable decisions honestly, equitably, suitably and in an ordinary and usual manner that is fit and appropriate to the end in view. The reasonable decisions by Landlord and Tenant will apply to all terms and conditions set forth in this Lease. This Lease, the Exhibits, the Riders and Incorporated Addenda contain the entire agreement between Landlord and Tenant and there are no other agreements, either oral or written. This Lease shall not be modified or amended except by a written document signed by Landlord and Tenant which specifically refers to this Lease. The captions in this Lease are for convenience only and in no way define, limit, construe or describe the scope or intent of the provisions of this Lease.

No waiver of any covenant or condition of this Lease by either party shall be deemed to imply or constitute a further waiver of any other covenant or condition of this Lease. This Lease is construed in accordance with the laws of the state in which the Building is located without giving effect to choice of law principles thereunder. The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party. If any provision of this Lease or amendment is invalid or unenforceable in any instance, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision, or such provision in any circumstance not controlled by such determination and all remaining provisions of this Lease shall remain in full force and effect to the maximum extent permitted by law.

Professional Fees and Costs. If either Landlord or Tenant should bring suit against the other with respect to this Lease, then all costs and expenses, including without limitation, reasonable professional fees and costs such as appraisers’, accountants’ and attorneys’ fees and costs, incurred by the party which prevails in such action, shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action. As used herein, attorneys’ fees and costs shall include, without limitation, reasonable attorneys’ fees, costs and expenses incurred in connection with any (i) postjudgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examination; (iv) discovery; (v) bankruptcy litigation; (vi) costs of appeal.

“Common Areas” mean all areas, improvements, space or equipment (owned or controlled by Landlord) in or at the Property, provided by Landlord for the common or joint use and benefit of tenants and invitees. Landlord may add to or reduce or otherwise modify common area at any time.

Except as specifically designated in this Lease, neither this Lease nor any memorandum of this Lease may be recorded or filed for record in any public records without the separate express written consent, in recordable form, of Landlord.

Radon is a naturally occurring radioactive gas which, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. Tenant acknowledges this disclosure by signing this Lease.

Exhibits.    All exhibits referred to are attached to this Lease and incorporated by reference.

Authority.    If either party is a corporation, partnership or other entity, each individual executing this Lease on behalf of such entity represents and warrants, that he/she is duly authorized to execute and deliver this Lease on behalf of such entity, and that this Lease is binding upon such entity in accordance with its terms.

Time of Essence.    Time is of the essence of each provision of this Agreement.

Consent of Parties.    Whenever consent or approval of either party is required, regardless of any reference to the words “sole” or “absolute”, such consent shall not be unreasonably withheld or delayed. Whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, Landlord and Tenant shall act reasonably and in good faith and take no action which might result in the frustration of the other party’s reasonable expectations concerning the benefits to be enjoyed under the Lease.

28.    RIDERS AND ADDENDA:  All Riders and Addenda contained in or attached to this Lease shall be deemed to be a part of and are incorporated in this Lease by reference.

28A. RENTAL SCHEDULE
28B. OPTION TO CANCEL
28C. OPTION TO RENEW
28D. TENANT FINISH ALLOWANCE:
28E. RIGHT OF FIRST REFUSAL
28F. SPECIAL AIR CONDITIONING EQUIPMENT/ELECTRICAL SUBMETER
28G. EXISTING LEASE OBLIGATION
28H. PARKING
28I. OPERATING EXPENSE EXCLUSIONS
28J. DESIGN & CONSTRUCTION TIMELINE
28K. DESCRIPTION OF TENANT’S WORK
28L. AGREEMENT WITH TENANT CONTRACTOR
28M. GUARANTY OF LEASE

LEASE RIDER

This rider is attached to and made part of the Lease dated                 by and between Koger Equity, Inc., a corporation organized and existing under the laws of the State of Florida (“Landlord”), with its principal offices at 8880 Freedom Crossing Trail, Jacksonville, FL 32256, (Federal I.D. 59-2898045) and HireCheck, Inc., a corporation organized and existing under the laws of the State of Florida (“Tenant”), with its principal office at 805 Executive Center Drive W., Suite 300, St. Petersburg, FL 33702, (Federal I.D. 59-2899422).

28A.    RENTAL SCHEDULE:  The annual Rental Schedule for Base Rent sall be defined as follows based upon 30,226 rentable square feet:

YEAR	ANNUAL RATE	MONTHLY RENT*
01/01/01 - 12131/01	$21.18	$53,348.89
01/01/02 - 12/31/02	$21.82	$54,960.94
01/01/03 - 12/31/03	$22.47	$56,598.19
01/01/04 - 12/31/04	$23.14	$58,285.80
01/01/05 - 12/31/05	$23.84	$60,048.99
01/01/06 - 12/31/06	$24.55	$61,837.36
01/01/07 - 02/28/08	$25.29	$63,701.30

*NOTE:	The above-referenced Monthly Rent, does not include applicable Sales tax nor estimated increases in Operating Expenses (Additional Rent) for each Escalation Year (Section 6).

28B.    OPTION TO CANCEL:  If Tenant is not in default under the terms of this Lease, Tenant shall have the one-time right to terminate this Lease Agreement, effective on February 28, 2006 (“Modified Expiration Date”), by providing Landlord with advance written notice of such intent prior to August 31, 2005, accompanied by a Cancellation Fee equal to two (2) month’s Gross Rent in addition to all unamortized occupancy costs, plus sales tax, if applicable. Tenant acknowledges that any termination notice presented without the Cancellation Fee will not be considered a valid notice. The Cancellation Fee is not a payment for the right to use or occupy tenant space and is in addition to any Rent due.

The Cancellation Fee is in addition to Rent payments and includes, but is not limited to, unamortized cost of tenant improvements, pre-paid broker’s fee, if any, and Rent concessions (lump sum payment). Tenant agrees to continue to pay Rent through the Modified Expiration Date. Upon receipt of proper notice and all monies due and payable, the Lease shall terminate on the Modified Expiration Date.

28C.  OPTION TO RENEW:  Tenant has the option to extend the term of this lease for one (1) consecutive extended term(s) of sixty (60) months (“Extended Term”). This option may be exercised by providing written notice to Landlord at least six (6) full calendar months prior to the expiration of the current Lease Term. The extended term shall be under the same terms and conditions as the original Lease Term, except for the rental which shall be negotiated in good faith between Landlord and Tenant.

28D.    TENANT FINISH ALLOWANCE:  Landlord shall provide a Tenant Finish Allowance to complete all improvements to the Leased Premises, in accordance with the plans and specifications to be mutually agreed upon, up to the sum of $23.50 per Rentable square foot (30,226 rsf) or $710,311.00.

The Tenant Finish Allowance is below a “finished ceiling”. Landlord will provide window blinds, light fixtures, ceiling tile, HVAC duct extensions, diffusers and returns. The cost of the installation of these items to Tenant specifications including architectural services and permit fees shall be a part of this allowance.

Tenant shall have the right to bid construction of the premises and select the contractor. A Landlord Supervisory Fee equal to two percent (2%) shall be charged and invoiced by Landlord in the event Landlord is not selected as General Contractor.

In the event the Tenant finish costs exceed the Tenant Finish Allowance as described above, these additional costs shall be amortized into the Lease at an interest rate of 11% per year and not to exceed an additional $5.00 per rentable square foot.

28E.    RIGHT OF FIRST REFUSAL:  Landlord hereby grants to Tenant a deferential First Right of Refusal to lease additional office space within the Building designated as “Expansion Space” as shown on Exhibit “A” attached hereto and made a part hereof. Landlord agrees to notify Tenant of any interest to lease the option space by another tenant or prospective tenant and Tenant shall have ten business days from receipt of same notice to accept or reject. If Tenant accepts the additional space, it shall be on the same terms and conditions as set forth herein except the rental rate shall be the amount then in effect and escalated as set forth in the Lease. Any Tenant Finish Allowance, if applicable, will be prorated by square feet over the remaining term of the lease.

28F.    SPECIAL AIR CONDITIONING EQUIPMENT/ELECTRICAL SUBMETER:  Landlord will install and maintain, both at Tenant’s expense, thermostatically controlled air conditioning units, which Tenant requires as additional air conditioning to serve the Server Room.

Landlord shall install and maintain, both at Tenant’s expense, an electrical submeter, separately metering all power in connection with the operation of the special equipment, including separate air conditioning units, all computer and related equipment, lights and convenient outlets, and the following equipment: all electrical contained within the Server Room.

Landlord will read the electrical submeter monthly, and Landlord will invoice Tenant for the actual power consumed, as shown on said meter, based on the published city rates then in effect. Tenant agrees to pay, as additional rent, said invoice within 30 days after receipt of same.

28G.    EXISTING LEASE OBLIGATION:  To offset Tenant’s existing lease obligation which expires June 30, 2001, Landlord agrees to pay Tenant a Lump Sum Payment equal to $100,000 at the onset of the Lease Term to be applied towards this existing lease obligation or any other expenses applicable to the relocation of Tenant’s offices.

28H.    PARKING:  It is understood that Tenant’s potential parking requirement (based upon a full employee count of 232) exceeds the number of on-site spaces provided for in the Lease by 2.5/thousand rsf. In the event such additional parking requirements inconvenience tenants of the Pasco Building (to be determined at Landlord’s sole discretion), then Landlord may designate & identify remote parking spaces for these additional vehicles at the adjacent Glades Building and may be re-designated from time to time by Landlord.

If, at Landlord’s reasonable discretion, controlled access determined to be necessary, controlled access will be installed, and the cost of implementation of same will be borne by Tenant. Landlord will consult with Tenant to develop a mutually agreeable plan. Landlord agrees to seek three (3) bids and exercise its best efforts to accomplish the controlled access at the lowest cost possible.

28I.    OPERATING EXPENSE EXCLUSIONS:  See attached Exhibit “B”.

28J.    DESIGN & CONSTRUCTION TIMELINE:  See attached Exhibit “C”.

28K.    DESCRIPTION OF TENANT’S WORK:  See attached Exhibit “D”.

28L.    AGREEMENT WITH TENANT CONTRACTOR:  See attached Exhibit “E” .

28M.    GUARANTY OF LEASE:  See attached Exhibit “F”.

The Pasco Building	The Koger Center
805 Executive Center Dr. W.	St. Petersburg, Florida
Approximately 90,000 gsf.	Phone: (727) 576-1400

Exhibit “B”

Operating Expense Exclusions

Any operating costs incurred after the Expiration Date shall be excluded from Operating Expenses. Operating Expenses shall be “net” only, and for the purpose shall be reduced by the amount of any reimbursement, refund, credit or discount received or receivable by Landlord (net of the reasonable costs and expenses of obtaining the same, if any) with respect to any item of cost that is included in the Operating Expenses (other than reimbursements by other tenants in the nature of escalation of additional rental payments similar to those required of Tenant pursuant to this Lease). Operating Expenses also excludes the following:

•	Any income, franchise or other taxes imposed upon Landlord’s income or profits, unless imposed in lieu of real property ad valorem taxes,
•	The cost of any work or services performed for any tenant (including Tenant) at such Tenant’s cost,
•	The cost of correcting defects in the original construction of the Building,
•	Salaries, bonuses or payments of any other kind to officers and executives of Landlord,
•	The cost of any work or service performed by any facility other than the Building,
•	The cost of any repairs, alterations, additions, changes, replacements and other items which are made in order to prepare for a new tenant’s occupancy,
•	The cost of any repair in accordance with the Article of this Lease governing destruction or damage by fire or other casualty,
•	Interest on debt or amortization payments on any Mortgage and rental under any ground lease or other underlying lease,
•	All leasing expenses, including any real estate brokerage commissions or other costs (including concessions) incurred in procuring tenants,
•
Charges (including applicable taxes) for utilities for which Landlord is entitled to reimbursement, from any tenant (other than reimbursements by other tenants in the nature of escalation or additional rental payments similar to those required of Tenant pursuant to the Lease),

•	And, costs of painting or decorating any tenanted part of the Building; and any expenses for repairs or maintenance covered by warranties and service contracts in existence on the Commencement Date.

Exhibit “C”

HireCheck, Inc.
Design and Construction Timeline
Includes Competitive Bid
September 18, 2000

	Task	Start Date	Completion Date

1.	Space Planning Process Space planning & design process is conducted by Wannemacher Russell Architects and affiliated Engineers – St. Petersburg
a.	Partition Plan for 3rd floor construction—with multiple revisions		Completed
b.	Partition Plan Approved by Steve Smith & John Long		08/11

2.	Architectural CDs & MEP process – 4 weeks	08/14	09/11
a.	Construction Drawings complete		08/28
b.	Engineering (MEP) drawings complete		09/11
c.	CD & MEP Revisions	09/11	09/18

3.	Competitive General Contractor Bid – 3 weeks	09/14	10/04
a.	Approved CDs on Mylar to 2 or 3 General Contractors for Bid	09/14
b.	General Contractor meets with various subcontractors on 3rd floor	09/19
c.	Prices back from subcontractors to General Contractors		09/22
d.	General Contractors submit bids to ERES and Koger Equity, Inc.		09/26 - 5:00 PM
e.	ERES creates bid comparison spreadsheet and asks follow-up questions	09/27	09/29
f.	Construction contract negotiations	10/02	10/03
g.	Landlord and ERES award bid to GC with lowest legitimate bid		10/04

4.	Permitting – 3 weeks. Permits will be pulled by a permitting service. Permitting will be done simultaneously with the GC bid.	09/18	10/09
a.	CDs & MEPs are submitted to the Building Department	09/18
b.	Revised CDs & MEPs are submitted to Building Department	09/21
c.	Permit award date	10/10
d.	General Contractor picks up permit set		10/10

5.	Construction – 9 weeks	10/03	12/12
a.	Framing starts	10/03
b.	Carpet is installed		11/27
c.	Systems furniture installation process	11/27	12/04
d.	All construction completed		12/05 - 5:00 p.m.
e.	Network & telephone cabling installation process	12/01	12/05
f.	HireCheck moves in – install freestanding furniture and files and special equipment	12/06	12/10
g.	HireCheck installs PC’s and telephones & other equipment	12/06	12/10
h.	Full occupancy		12/11
i.	Punch list process	12/12/00	12/23/01

Exhibit “D”
Description of Tenant’s Work
Performed by Contractor Hired By Landlord and Tenant

Landlord and Tenant hereby agree as follow:

1.
Tenant hereby acknowledges and agrees that Landlord will be solely responsible for construction of the Tenant’s Work, using an architect and contractor mutually selected by the Landlord and the Tenant provided, however, that such parties will be duly and currently licensed and qualified to do business in Pinellas County and the State of Florida and must have substantial experience in the planning and construction of Class A office building improvements of the kind to be constructed by Tenant.

2.
Tenant’s Plans will be prepared in strict accordance with all applicable building codes and ordinances, rules and regulations of applicable governmental authorities and will be subject to Landlord’s reasonable approval. If Tenant’s Plans are not delivered by September 12, 2000, then Tenant agrees that any such delay in delivery of Tenant’s Plans to Landlord will be a “Tenant Delay.” Time is of the essence of Tenant’s delivery of Tenant’s Plans to Landlord. The Tenant’s Plans must describe Tenant’s Work in detail and will include, without limitation, any special load requirements of Tenant’s equipment and fixtures, openings in floors and walls, utility plans, location of telephone equipment, lighting fixtures in excess of building standard, electrical wiring and outlets, HVAC and mechanical equipment, wall partitions, wall finishes variations in ceiling height and similar matters. Landlord has approved Tenant’s Plans. Any material changes in Tenant’s Plans from time to time will also be submitted to Landlord for Landlord’s written approval as aforesaid.

3.
Landlord will be responsible for paying for all of Tenant’s Work including all items detailed in “Description of Landlord’s Work”. The costs which are considered to be a part of the Tenant’s Work and subject to payment from Tenant’s Improvement Allowance shall consist of (i) architectural and engineering fees incurred in connection with the Tenant’s Plans, (ii) governmental agency plan check, permit and other fees (including any changes required by any governmental entity or authority having jurisdiction thereof); (iii) sales and use taxes; (iv) insurance fees associated with the construction of the Tenant’s Work; (v) testing and inspecting costs; and (vi) the costs of materials and labor incurred in connection with the Tenant’s Work performed consistently with Tenant’s Plans. (vii) a Landlord construction management fee equal to 2% of all construction, architectural and or design costs and fees. Tenant shall have rights, either as a credit against rent or otherwise, to any portion of the Landlord’s Allowance not expended for cost of Tenant’s Work as described above. As a condition of final payment of Tenant’s Improvement Allowance, Landlord shall deliver to Tenant a final sworn construction affidavit from the General Contractor, certifying that all subcontractors and material suppliers have been paid in full, together with releases and waivers of construction lien from all such parties required to deliver them pursuant to the Agreement with Landlord’s Contractor and the Florida Construction Lien Law.

4.
Tenant’s Work will be completed in a first class, good and workmanlike manner, in full compliance with all applicable laws, codes, ordinances and regulations of governmental authorities and agencies. Landlord will, through the Contractor, be responsible for obtaining all governmental permits and approvals which are necessary for the execution of Tenant’s Work, with all costs for such permits and approvals to be paid out of the’ Tenant’s Improvement Allowance. Landlord will require the General Contractor (a) to comply with all of Landlord’s. work rules and regulations in effect from time to!, time and adhere to Landlord’s Agreement with Tenant’s Contractor, and (b) to clean up and remove all trash, debris and waste material from the Building in a safe manner, both on a daily and continuous basis during the progress of construction and upon final completion of Tenant’s Work. Landlord will be required, with no reimbursement from the Tenant, to pay for all electrical power and potable water supplied to the Leased Premises during construction of the Tenant’s Work by the General Contractor.

5.
Subject to Landlord receiving a guaranteed completion date and upon receipt of liquidated damages equal to $1,700 per day from the General Contractor for each day late past December 5, 2000, subject to delays caused by Tenant or caused or events beyond the control of Landlord or Contractor, Landlord will provide the Tenant a late fee equal to free rent on a “day for day basis”. Landlord will use its’ best efforts to consummate a construction contract with the General Contractor mutually acceptable to Tenant and’ require that the General Contractor guarantee a completion date of December 5, 000 and provide liquidated damages equal to $1,780 per day.

Exhibit “D-1”
Description of Landlord’s Work

Listed below is a summary of items that will be provided by the Landlord as a part of Base Building Improvements. All items not included on this list will be considered part of the Tenant’s Work, the cost of which is the responsibility of Tenant.

1)	Completed Building Amenities:

a)	Restrooms: Men’s and Women’s

b)	Elevators

c)	Main Building Lobby

d)	Window Coverings on all perimeter windows

e)	Building Exits

f)	Janitor Closet

g)	Electrical/Telephone Rooms

2)	Building HVAC and Plumbing

a)	HVAC Equipment—DX type system; condenser, air handler and all related piping in place

b)	All supplemental cooling equipment for computer systems, etc. are not considered Base Building improvements

c)	Medium pressure duct work and VAV boxes from air handlers for distribution -

d)	Major Water Supply, Sewer and Drain Line—Sufficient to handle restrooms

3)	Fire Sprinklers

a)	Main Supply Lines in

b)	Distributed heads (pointed up) and lines to accommodate light hazard occupancy 4) Electrical

4)	Electrical

a)	Main service to building in place to power:

i)	HVAC/Mechanical Systems

ii)	Lighting panels

iii)	Fire control system

iv)	Standard electrical service panels ready to accept distribution

b)	Lighting to all Building Amenities, janitor closets and electrical/telephone rooms

c)	Emergency lighting to all areas defined under Building Amenities as required by building code

5)	Life Safety Systems as required by building code necessary to obtain certificate of occupancy for Base Building Shell, core and common areas

6)	Doors and Related Hardware to all common areas

7)	Water Coolers in common areas as defined by building code

8)	Drywall on and around the following

a)	All walls surrounding existing vertical penetrations.

9)	(2x4) lights - pre-purchased & on site, but not installed

10)	(2x2) ceiling tile - pre-purchased & on site,” but not installed

11)	Ceiling grid - installed.

12)	Energy management and building automation system - Main system installed.

             (initials as to Tenant)

             (initials as to Landlord)

Exhibit “E”

Agreement with Tenant’s Contractor

THIS AGREEMENT, entered into this         day of                     , 2000, by and between Koger Equity, Inc,. (“Koger”), and                                          (“Contractor”). Koger is the owner of the Pasco Building (“Building”) located at 805 Executive Center West, St. Petersburg, in Pinellas County, Florida. The Building and all land on which the building is located is herein called the Property (“Property”). Contractor desires to perform Work in the Building pursuant to a separate contract with HireCheck, Inc., a Tenant of the Building (“Tenant”) and Koger is unwilling to permit Contractor to enter the Building or to provide such services except in accordance with this Agreement.

Nothing contained in this Agreement shall be construed to create any obligation of Koger to Contractor with respect to payment for the Work and Contractor shall look solely to the Tenant for payment of the Work and performance of the terms of the Contract between Tenant and Contractor.

NOW THEREFORE, it is mutually covenanted and lag reed between Koger and Contractor, for good and valuable consideration. the receipt and sufficiency of which is hereby acknowledged, by the execution of this agreement (“Contract”), as follows:

1.    RECITATIONS:  The recitations above set forth are true and correct and are affirmed.

2.    MECHANIC’S AND MATERIALMEN’S LIEN:  The Tenant’s Lease (“Lease”) with Koger prohibits any lien for improvements contracted for by Tenant without the prior written consent of Koger. Unless a written waiver is provided by Koger prior to commencing any Work, contractor agrees that any lien for improvements shall be limited solely to the Tenant’s interest in the Premises described in the Lease. To the greatest extent permitted under applicable law, Contractor agrees to cause each subcontractor to waive in writing the right to file a mechanic’s, materialmen’s or other construction lien against the property or a portion thereof and to deliver such written waiver to Landlord prior to any such subcontractor entering upon the Property.

3.    PLANS:  Contractor shall submit to Koger or designate all plans and specifications for work to be done or products to be delivered in the Building at least 30 days before such activity is to commence. Contractor shall, at the same time, submit all required licenses, certificates and permits as well as a proposed time table of the scheduled work to be done or product delivered. Contractor will not voluntarily deviate from or change the submitted plans and time schedule without the prior written notice to and the permission of Koger. Plans or time table changes beyond the control of the Contractor will be promptly reported, in writing, to Koger. All work by Contractor shall conform to the plans and specifications for the Work and shall 63 performed in a good and workmanlike manner to preserve the integrity of the building.

4.    INSURANCE:  Contractor agrees to provide general, product and automobile liability insurance coverages, or either of them to the extent applicable, to Koger, in the amount hereinafter set forth, and naming Koger as an additional insured. In addition, Contractor shall provide Koger with a certificate of insurance signed by Contractor’s licensed insurance agent agreeing that Koger shall be given 30 days’ written notice of the termination or cancellation of Contractor’s insurance policies. In the event any of the Contractor’s insurance policies are canceled or terminated, regardless of the reason or cause, then Contractor shall not have access to the Property, shall not go on the Property, and shall not perform any further work with respect to the Property unless all insurance coverages are restored and Landlord has received properly executed evidence thereof naming Koger as an additional insured wherever applicable.

Prior to beginning the Work, Contractor shall furnish Koger with a copy of Contractor’s workmen’s compensation and employer’s liability insurance policies together in an Accord certificate of insurance signed by Contractor’s licensed insurance agent that all employees and subcontractors of Contractor are covered by these policies and agreeing that Koger shall be given 30 days’ written notice of the termination or cancellation of Contractor’s workmen’s compensation and/or employer’s liability policies.

Contractor’s insurance coverages must be with a licensed insurance carrier reasonable acceptable to Koger with minimum limits as to the insurance coverages as follows:

1.	As to general liability and automobile liability coverages: 51,000,000.00 combined single limit.

2.	As to workmen’s compensation and employer’s liability insurance coverage: statutory limits covering all crafts and trades working in the Building, including subcontractors of Contractor.

5.    LICENSES AND PERMITS:  Contractor will secure and provide at its expense all necessary licenses, permits, and certificates from all Federal, State, and County agencies necessary to initiate, perform and maintain the Work. Upon request, Contractor shall cause evidence of all such licenses, permits, certificates and inspection to be delivered to Koger. Contractor shall give all notices and comply”,,with all laws, ordinances, rules, regulations and lawful orders of any public authority bearing on the performance of the work. Contractor shall not permit any Work to be performed in the Building except by persons properly licensed to perform such Work. Koger shall have no responsibility to make certain that the plans or any related contract documents are in accordance with applicable laws, statutes, building codes and regulations or that the Work is performed by licensed workers.

Contractor, prior to commencement of any work in the Building will give all notices, comply with all applicable State and Federal laws, ordinances, rules, regulations and orders bearing on the performance of Contractor’s services and products to be used in the Building. Any cost, damage or injury suffered by Koger by reason of Contractor’s failure to comply with this section will be borne by Contractor and Contractor will hold Koger harmless, including the cost of any attorney’s fees incurred by Koger.

6.    CONTRACT DISPUTE SETTLEMENT:  Contractor, in the performance of its contractual services or providing materials or products, shall not interfere with the tenants of the Building or the services, materials and/or products of other persons working in the Building. If a dispute arises between Contractor and any tenant or between Contractor and any other person working in the Building for any other tenant, Contractor shall immediately report the dispute to Koger. Koger shall immediately hear the representations of all parties to the dispute at a conference called by Koger or its designate. At the conclusion of the conference, Koger shall make a decision resolving the dispute in a manner which is most favorable to Koger’s purposes and objectives for operating and maintaining the Building. Contractor shall be bound by this decision and shall have no right of recourse to the courts, State or Federal, for relief of any kind or type without the prior written consent of Koger.

7.    STAGE MAINTENANCE OF WORK AREAS:  Contractor will maintain all work and work areas in the Building in a condition which is neat, clean, and safe for all the tenants, visitors, employees and representatives of Koger. Contractor will restore all areas to a neat, clean and safe condition, satisfactory to Koger, upon the completion of each service, material and/or product provided under any contract(s) licensed or authorized by this contract. If Contractor fails, in Koger’s sole discretion, to meet this obligation to Koger’s satisfaction, Contractor shall be liable to Koger for all costs and expenses incurred by Koger, including reasonable attorney’s fees and collection costs in safeguarding, cleaning and protecting the subject and surrounding area.

8.    CONTRACTOR’S DEFAULT:  If, for any reason, Contractor fails to meet Contractor’s obligations under any contracts authorized and licensed by this Contract or meet any of the terms of this Contract, including bankruptcy, insolvency, assignment for the benefit of creditors or the appointment of a receiver, Koger, in its sole discretion and at no liability or expense to Koger, may prohibit Contractor from performing any additional Work in the Building.

9.    CONTRACTOR’S LIABILITY TO KOGER:  Contractor shall be responsible for any damage or injury to the property of Koger or to the person or property of its tenants incurred as a result of Contractor’s Work in the Building or on the Property as a result of Contractor’s negligent or willful act. Contractor agrees to report, in writing, any injury to or death of person or damage to property in the Building within 24 hours of the happening of such event. Such report will include: a brief description of the occurrence; names and addresses of all known witnesses; the time and place it took place; the name, address and telephone number of the insurance company representatives reported to; police department incident report, if applicable; and the names and addresses of the dead or injured and a description of the property damage as well as an estimate of the cost of the repair, to the extent applicable.

10.    INDEPENDENT CONTRACTOR STATUS:  The employees of the Contractor, including any subcontractors of Contractor, are the employees of Contractor and not of Koger. Contractor shall be responsible for the payment of State and Federal taxes, including but not limited to, withholding and FICA taxes, unemployment taxes, sales and use taxes, as well as any other present or future taxes, duties or imposts that might be imposed by reason of Contractor’s activities in or otherwise connected to the Building and shall hold Koger harmless from any loss, damage, injury or cost, including costs of collection and/or attorney’s fee incurred by Koger without regard to any fault or negligence on the part of Contractor.

11.    MASTER CONTRACT AND LICENSING AGREEMENT:  This Contract is in the nature of a license granted to Contractor to perform services or provide any products in the Building. The execution and compliance with the terms and conditions of this Contract is an absolute prerequisite before Contractor qualifies to provide services to Tenant.

12.    INTERPRETATION OF CONTRACT:  This Contract shall be interpreted in accordance with the laws of the state in which the Building is located and any legal action under or concerning this agreement shall be prosecuted in the Circuit Court in and for                  County,                 .

BOTH PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY TO THE EXTENT SUCH RIGHT MAY BE APPLICABLE.

13.    EXTRAORDINARY LEGAL REMEDIES:  Koger shall be entitled to secure a temporary restraining order (TRO), temporary injunction and permanent injunction, to the extent applicable, enforcing the terms of this Contract without the posting of any bond. Further, Contractor specifically waives notice of any application for a TRO.

14.    DELIVERY OF NOTICES:  Notices and other communications shall be in writing and addressed:

(a)	to Koger by Certified, Return Receipt Requested, mail addressed to:

Koger Equity, Inc.
Attention: President
8880 Freedom Crossing Trail
Jacksonville, FL 32256
Telephone: (904) 732-1000

(b)	to the Contractor by Certified, Return Receipt Requested, mail addressed to:

and notice shall be deemed completed upon the date of mailing to the other party if mailed to the above listed address or any other correct mailing address given in writing by one contracting party to the other in the manner provided by this Contract.

15.    ENTIRE CONTRACT:  This Contract constitutes the entire contract between the parties and supersedes and cancels all other previous contracts, oral or in writing. This Contract can only be amended or altered by an instrument which is reduced to writing, refers specifically to this Contract and is signed by an officer for each party authorized to bind the party to the agreement.

16.    CONTRACT TO BE SUPPLEMENTAL AND CONTROLLING:  This Contract shall be in addition to and supplemental to any service or product agreement, oral or written, entered into between Contractor and the Tenant. To the extent any such agreement conflicts with this Contract, this Contract shall control.

a)	“Material” is defined as those items which the Contractor uses or incorporates in the performance of a service.

b)
“Product” is defined as any tangible item which is finished in detail outside of the Building and delivered for use, as-is, to the Building or requiring no more than minimal, uncharged time for installation activity.

c)
“Services” is defined as the performance of manual, engineering and/or installation activity by Contractor’s personnel which constitutes a significant part of Contractor’s activities in the Building for which Contractor makes a separate charge or is a significant part of the product purchase price.

d)
“Work” is defined as any activity in the Building or on the Property by Contractor or any Subcontractor which includes “Service”, “Material”, or “Product” or any combination of these as defined herein.

17.    TITLES:  The titles of the various sections and sub-sections of this Contract are not intended to encompass or define the contents of each such titled provision and are, in fact, merely for the convenience of the parties.

ENTERED INTO on the day and year first above written by the parties in the capacities set forth for the reasons specified.

WITNESSES:		KOGER EQUITY, INC.

As to Koger	By:	Vice President

As to Koger	Attest:	Secretary

Contractor

As to Contractor	By:	President

As to Contractor	Attest:	Secretary

AGREED AND CONSENTED to in accordance with the Lease Agreement between Koger and Tenant this day of ,2000.
HireCheck, Inc.
Tenant

As to Tenant	By:

As to Tenant

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EXHIBIT “F”

GUARANTY

Agreement made as of 9-27-00 by and between Koger Equity, Inc., a Florida Corporation (“Landlord”) with its principal office at 8880 Freedom Crossing Trail, Jacksonville, Florida 32256, and The First American Corporation (“Guarantor”) with its principal office at I First American Way, Santa Ana, California 92707.

Guarantor has represented to Landlord that Guarantor has a financial interest in HireCheck, Inc. (“Tenant”). To induce Landlord to enter into a Lease with the Tenant for the premises located in the Koger Center in the Pasco Building, located at 805 Executive Center Drive, Suite 300, City of St. Petersburg, State of Florida, (the “Lease”) and in consideration of ten dollars ($10.00) and other good and valuable consideration the receipt of which is acknowledged, Guarantor guarantees to Landlord the full, complete and timely performance of all of Tenant’s undertakings and agreements in the Lease including, without limitation, the payment of all rents and monies due under the terms of the Lease to Landlord.

If Tenant defaults under the terms of the Lease, Guarantor shall immediately, without notice or demand, provided however, Guaranty shall receive notice of Landlord to Tenant as provided under Paragraph 1 E and Paragraph 18 of the Lease, pay the sums due and remedy the default. No extension or forbearance extended by Landlord to Tenant or modification, extension, renewal or amendment of the Lease shall relieve Guarantor of its obligations under the Guaranty. Guarantor’s obligation under this Guaranty shall not be affected or diminished by assignment of Tenant’s rights under the lease or by subletting of the Premises.

Whenever in this Guaranty it shall be required or permitted that notice or demand be given or served by either party to this Guaranty, such notice or demand shall be given or served in writing and sent to Landlord, Tenant and Guarantor. All such notices shall be sent by (I) certified or registered mail, return receipt requested, and shall be effective three (3) days after the date of mailing if so sent; (ii) Federal Express or similar overnight courier and shall be effective one (1) day after delivery to Federal Express or similar overnight courier; or (iii) personal service and shall be effective on the same day as such service. Notices shall be served, transmitted or delivered in each case as set forth below.

(i)	If intended for the Tenant at the Premises with a copy to Guarantor

(ii)	If intended for Guarantor:

The First American Corporation
1 First American Way
Santa Ana, California 92707
Attention: National Facilities Group

(iii) If	intended for Tenant:

HireCheck, Inc.
805 Executive Center Drive West
Suite 300
St. Petersburg, Florida 33702
Attention: Chief Financial Officer

(iv)	If intended for Landlord:

Koger Equity, Inc.
877 Executive Center Drive, West
Suite 100
St. Petersburg, Florida 33702
Attention: General Manager

(v)	If intended for Landlord, copy to:
Koger Equity, Inc.
8880 Freedom Crossing Trail
Jacksonville, Florida 32256
Attention: Senior Vice President-Florida

Any such address may be changed from time-to-time by either party serving notices to the other, as provided above.

The obligation of the Guarantor shall be primary and Landlord shall not be required to proceed first against Tenant or Tenant’s property before commencing action against Guarantor on this Guaranty. Guarantor expressly waives any obligation of the Landlord to proceed against the Tenant or any security provided by Tenant, or any obligation of Landlord to take or refrain from taking other action against Tenant, and Guarantor waives any right under applicable law in conflict with the provisions of this Guaranty.

If any term, provision or condition of this Guaranty shall be deemed invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of this Guaranty shall be construed without such provision or provisions and the application of such term or provision to persons or circumstances other than those as to which is held invalid, illegal or unenforceable, as the case may be, shall not be affected thereby, and each other term and provision of this Guaranty shall be deemed valid and enforceable to the fullest extent permitted by law.

The obligation of the Guarantor under this Guaranty shall not be impaired, modified, released, diminished or limited in any manner whatsoever by any modification, impairment, release or limitation of the liability of Tenant, including, without limitation, any rejection of the Lease or discharge of Tenant’s liability for performance of the Lease under any bankruptcy law.

Notwithstanding any other provisions herein to the contrary, the aggregate liability of the Guarantor’s liability and obligations under the Lease shall not exceed the “Maximum Liability” in effect at the time the liability arises or is incurred, plus costs of enforcement of this Guaranty. The term “Maximum Liability” as defined herein shall mean the payment of all Rent and monies due under the terms of the Lease from time-to-time.

Guarantor shall reimburse Landlord for all costs and expenses incurred by Landlord in enforcing this Guaranty, including without limitation, Landlord’s reasonable attorneys’ fees.

Witnesseth:	GUARANTOR: The First American Corporation

THOMAS C. HOOD 7/27/00	THOMAS A. KLEMFANS E.V.P./C.F.O.
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Address: 1 First American Way
Santa Ana, California 82707
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